Exhibit (e)(5)

Van Eck Funds
335 Madison Avenue, 19th Floor
New York, New York 10017

[               ] , 2009

Van Eck Securities Corporation
335 Madison Avenue, 19th Floor
New York, New York 10017

Ladies and Gentlemen:

Pursuant to Section 1 of the Distribution Agreement, dated July 30, 1985 (the “Agreement”), between Van Eck Funds (the “Trust”) and Van Eck Securities Corporation (the “Distributor”), please be advised that the Trust has established an additional series of the Trust, namely, Multi-Manager Alternatives Fund (the “Fund”) which will issue two classes of shares, namely, Class A Shares and Class I Shares. The Trustees of the Trust have adopted the Agreement to retain the Distributor to render services contemplated by the Agreement for the Fund. Class A Shares and Class I Shares will be sold in accordance with the terms and conditions of the then-current prospectus of the Trust, as from time to time amended.

Please confirm below your willingness to render such services.

VAN ECK FUNDS

Name: Joseph J. McBrien
Title: Secretary

Confirmed, Agreed to and Accepted this [   ] day of [          ] , 2009:

VAN ECK SECURITIES CORPORATION

/s/

Name:
Title: President